Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-112869; 333-140922) of Barnes Group Inc. of our report dated June 20, 2008 relating to the financial statements which are included in the Annual Report on Form 11-K of the Barnes Group Inc. Retirement Savings Plan.

/s/ Fiondella, Milone & LaSaracina, LLP

Fiondella, Milone & LaSaracina
June 20, 2008